[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]





                        Dated the Effective Date of the
                           Proxy Statement/Prospectus




         Mercantile Bancorporation Inc.
         P.O. Box 524
         St. Louis, Missouri  63166-0524


         Gentlemen:

                   We have acted as special counsel to Mercantile Ban-corporation Inc., a Missouri corporation ("MBI"), in connec-tion with the proposed merger (the "Merger") of Hawkeye Ban-corporation, an Iowa corporation ("Hawkeye"), with and into Mercantile Bancorporation Inc. of Iowa, an Iowa corporation and a wholly-owned direct subsidiary of MBI ("Merger Sub"), upon the terms and conditions set forth in the Agreement and Plan of Reorganization, dated August 4, 1995 (the "Agree-ment"), by and between MBI and Hawkeye. At your request, in connection with the filing by MBI of the Registration State-ment on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act Act of 1933, as amended (the "Act"), in respect of the shares of MBI Common Stock to be issued in the Merger and the preliminary Proxy Statement/Prospectus of MBI and Hawkeye filed with the Securities Exchange Commission on October 23, 1995 (the "Proxy Statement/Prospectus") included as part thereof, we are rendering our opinion concerning certain fed-eral income tax consequences of the Merger.






         Mercantile Bancorporation Inc.
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                   For purposes of the opinion set forth below, we
         have relied, with the consent of MBI and the consent of Hawk-eye, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of MBI, Merger Sub and Hawkeye (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such certificates will be complete and accurate as of the Effec-tive Time. We have also relied upon the accuracy of the Proxy Statement/Prospectus. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement/Prospectus or the appendices thereto.

                   We have also assumed that the transactions contem-plated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus and that the Merger will qualify as a statutory merger under the applicable laws of the State of Iowa and the United States.

                   Based upon and subject to the foregoing, it is our opinion that, under currently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, the following will be all the material federal income tax consequences of the Merger:

             (i) No gain or loss will be recognized by Hawkeye, Merger Sub or MBI as a result of the Merger.

             (ii) Hawkeye shareholders will recognize no gain or loss as a result of the exchange of their Hawkeye Common Stock solely for shares of MBI Common Stock pursu-ant to the Merger, except with respect to cash re-ceived in lieu of fractional shares, if any, as discussed below.

             (iii) A holder of shares of Hawkeye Common Stock who re-
                   ceives cash in the Merger in lieu of a fractional share interest of MBI Common Stock will be treated as if the fractional shares were received in ex-change and then redeemed by MBI. A holder of shares of Hawkeye Common Stock will be treated as if the shareholder sold his or her fractional share of MBI Common Stock for the amount of cash received






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                   and will therefore recognize gain (or loss) to the
                   extent that the amount of cash received exceeds (or is less than) the tax basis of the fractional share. Such gain or loss will be capital gain or loss if the shares of Hawkeye Common Stock were held as capital assets and will be long-term capi-tal gain or loss if the holding period of the shares of Hawkeye Common Stock so exchanged was more than one year.

             (iv) The aggregate adjusted tax basis of the MBI Common Stock received by a shareholder of Hawkeye in the Merger, including for the purpose of (iii) above the tax basis of any fractional share interest, will be equal to the aggregate adjusted tax basis of the respective shares of Hawkeye Common Stock surrendered.

             (v) The holding period of the shares of MBI Common Stock received by a shareholder of Hawkeye in the Merger, including for purposes of (iii) above the holding period of any fractional share interest, will include the holding period of the respective shares of Hawkeye Common Stock exchanged therefor, provided the shares of Hawkeye Common Stock were held as capital assets.

              (vi) A Hawkeye shareholder who receives only cash as a
                   result of the exercise of dissenters' rights will realize gain or loss for federal income tax pur-poses (determined separately as to each block of Hawkeye Common Stock exchanged) in an amount equal to the difference between (x) the amount of cash received by such shareholder, and (y) such shareholder's tax basis for the shares of Hawkeye Common Stock surrendered in exchange therefor, pro-vided that the cash payment does not have the ef-fect of the distribution of a dividend. Any such gain or loss will be recognized for federal income tax purposes and will be treated as capital gain or loss, provided the shares of Hawkeye Common Stock were held as capital assets. However, if the cash payment does have the effect of the distribution of a dividend, the amount of taxable income recognized generally will equal the amount of cash received;






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                   such income generally will be taxable as a divi-
                   dend, and no loss (or other recovery of such shareholder's tax basis for the shares of Hawkeye Common Stock surrendered in the exchange) generally will be recognized by such shareholder. The deter-mination of whether a cash payment has the effect of the distribution of a dividend will be made pur-suant to the provisions and limitations of Section 302 of the Code, taking into account the con-structive stock ownership rules of Section 318 of the Code.

                   This opinion may not be applicable to Hawkeye shareholders who received their Hawkeye Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

                   We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to this opinion under the caption "SUMMARY -- Federal Income Tax Con-sequences in General", under the caption "CERTAIN FEDERAL IN-
         COME TAX CONSEQUENCES OF THE MERGER" and elsewhere in the
         Proxy Statement/Prospectus. In giving such consent, we do not admit to being "experts", within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.


                                  Very truly yours,


                                  /s/  Wachtell, Lipton, Rosen & Katz